Exhibit 99.1

Talbot announces unchanged Syndicate capacity for 2008 of £325 million and announces improved Syndicate open year forecasts

Syndicate capacity and capital

Talbot, the specialty insurance group which is a subsidiary of Validus Holdings, Ltd (‘Validus’; NYSE/”VR”), announces that the capacity of its Syndicate 1183 at Lloyd’s will remain unchanged at £325 million for the 2008 year of account.  This is equivalent to $624 million at the exchange rate of 1.92 used by Lloyd’s for the 2008 year of account.  Talbot’s managed Syndicate has funds at Lloyd’s of $316.4 million for the 2008 year of account.  All capital in 2008 is being provided by, or on behalf of, companies in the Validus group.

Syndicate open year forecasts

Talbot’s forecasts for its managed Syndicate 1183 at Lloyd’s for the 2005 and 2006 years of account have improved as shown below:

	Current forecast		Previous forecast
	Profit/loss $’m	% of capacity	Profit/loss $’m	% of capacity
2005	19.8	3.4%	(8.4)	(1.5)%
2006	111.4	17.8%	84.2	13.6%

US$ : £ exchange rates:  Current forecast 2.04;  Previous forecast 2.01

Current trading

The current year continues to be relatively loss benign, with an absence of major catastrophes and major risk losses.  As a consequence, rates in most of Talbot’s classes of business continue to drift lower.  At the whole account, rates on business written in 2007 show an average reduction of 5% compared with the previous year.  Talbot’s rating index (which is a premium ratings index and does not make adjustment for claims inflation) shows rates at the whole account at 190% of rates in the base year, 2000.

Talbot Asia

Further to the announcement dated 1st November 2007, which set out details of Talbot’s new operation in Singapore, Talbot is pleased to announce that Talbot Asia received formal approval to commence underwriting from the Monetary Authority of Singapore on 20th November 2007.

Comment

Commenting on the Syndicate’s capacity, open year forecasts and current market conditions, Rupert Atkin, Chief Executive of Talbot, said:

"I am pleased that we see opportunities in the market to support an unchanged capacity for our managed Syndicate in 2008, notwithstanding softening of rates in most of the classes in which we participate.  The strength of the capital base of the Validus group enables us to increase our risk appetite and as a consequence to take on modest increases in exposure.  In addition, we see significant opportunity to develop new business for our Syndicate and the Lloyd's market from our Singapore operation, Talbot Asia, as well as through the development of other distribution channels.

Favourable loss development in the 2005 and 2006 years of account has enabled Talbot to improve its forecasts for these years.  I am particularly pleased that we are now reporting a profit for 2005, notwithstanding the impact of Hurricanes Katrina, Rita and Wilma.  This is a tribute to the spread and diversity of our book, as well as the underlying profitability of our business.

Although rates are drifting lower in most of our classes, we still believe that we have a level of rate adequacy in our classes of business which, assuming a normal level of loss experience, should enable Talbot to achieve an attractive return on capital in 2008."

4 December 2007

Enquiries:

Talbot
Rupert Atkin, Chief Executive	020 7550 3500

College Hill
Tony Friend / Roddy Watt	020 7457 2020

Notes to editors:

Talbot

Talbot Holdings Ltd was established in November 2001 through a management buyout led by Michael Carpenter and Rupert Atkin.  It was acquired by NYSE listed, Bermudian-based Validus in July 2007.

Syndicate 1183 focuses on underwriting a number of specialty risks, with particularly strong franchises in marine and energy lines, war, terrorism and political risks, direct property, financial institutions, contingency, accident & health, bloodstock & livestock and treaty underwriting. Syndicate 1183 has capacity of £325 million for the 2007 year of account.

The group also owns Underwriting Risk Services Ltd, a specialist worldwide multi-line underwriting agency.

Validus

Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd.  Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance.

Cautionary Note Regarding Forward-Looking Statements

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. This release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," "may" and similar statements of a future or forward-looking nature identify forward-looking statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of our risk management and loss limitation methods; 4) cyclicality of demand and pricing in the reinsurance market; 5) our limited operating history; 6) adequacy of our loss reserves; 7) continued availability of capital and financing; 8) retention of key personnel; 9) competition; 10) potential loss of business from one or more major reinsurance brokers; 11) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 12) general economic and market conditions (including inflation, interest rates and foreign currency exchange rates); 13) the integration of Talbot Holdings, Ltd., or other businesses we may acquire; 14) acts of terrorism or outbreak of war; and 15) availability of retrocessional coverage.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere, including the Risk Factors beginning on page 16 of the Validus Holdings, Ltd. Registration Statement on Form S-1 (SEC File No. 333-139989) (the "Registration Statement"). Any forward-looking statements made in this report are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.